Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2013, relating to the consolidated financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of R.R. Donnelley & Sons Company and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 26, 2013